The Simply Good Foods Company Reports Third Quarter 2019 Financial Results

Denver, CO, July 2, 2019 - The Simply Good Foods Company (NASDAQ: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional snacking and meal replacement products, today reported financial results for the thirteen and thirty-nine week periods ended May 25, 2019.

“We’re pleased with our strong third quarter results and the continued business momentum,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “We delivered double-digit sales growth in both the third quarter and year-to-date periods driven by our successful marketing strategy that positions Atkins as the brand of choice for consumers seeking nutritious and delicious snacking and meal replacement products for low carb lifestyles. U.S. retail takeaway, as measured by IRI for the thirteen week period ended May 25, 2019, continued to be strong and was up 19.5% versus the prior year. Gross profit and adjusted EBITDA growth also increased double-digits in both the third quarter and year-to-date periods reflecting the strong sales growth as well as investments in marketing and capabilities that we believe will benefit the Company in the near and long term.”

Third Quarter 2019 Financial Highlights vs. Third Quarter 2018

•	Net sales increased 30.1%, or $32.2 million, to $139.5 million

•	Gross profit margin of 46.8%, a decrease of 100 basis points

•	Income tax expense was $4.6 million versus $2.8 million

•	Net income increased 88.7%, or $6.3 million, to $13.5 million

•	Earnings per diluted share (“EPS”) of $0.16 increased $0.06

•	Adjusted EBITDA(1) increased 38.8% to $24.9 million

Net sales increased $32.2 million, or 30.1%, to $139.5 million, primarily driven by volume growth. Net price realization was a slight benefit in third quarter and was more than offset by a shift in non-price related customer activity, as discussed last quarter. As expected, net sales growth outpaced retail takeaway driven by the timing of inventory changes compared to prior year at key retailers. Year-to-date net sales growth and retail takeaway are now relatively in-line. The Company’s supply situation has improved and we believe we are well positioned to meet consumer demand.

Gross profit was $65.3 million for the third quarter of 2019, an increase of $14.0 million or 27.3%. Gross profit margin was 46.8% compared to 47.8% for the thirteen weeks ended May 26, 2018, a decline of 100 basis points versus last year. As discussed previously, gross margin is impacted by a shift in non-price related customer activity that negatively impacted the third quarter of 2019 by 120 basis points. Savings from the strategic sourcing initiative in the third quarter were in-line with estimates and, as expected, offset inflation.

Net income for the third quarter of 2019 was $13.5 million, compared with $7.1 million for the comparable period of 2018 primarily due to the increase in gross profit, partially offset by higher operating expenses and income tax expense. Specifically, marketing expense increased $3.7 million, driven by higher television media and e-commerce investments. General and administrative expenses increased $4.1 million due primarily to greater incentive compensation and slightly higher distribution center costs. Selling expense was $2.2 million lower than last year due to the aforementioned shift in non-price related customer activity.

Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 38.8% to $24.9 million.

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(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliations of this non-GAAP financial measure.

Year-to-Date Third Quarter 2019 Financial Highlights vs. Year-to-Date Third Quarter 2018

•	Net sales increased 18.9%, or $61.0 million, to $384.2 million

•	Gross profit margin of 47.4%, a decrease of 30 basis points

•	Income tax expense was $13.2 million versus a benefit of $17.5 million

•	Net income decreased 29.5%, or $17.3 million, to $41.4 million

•	Earnings per diluted share (“EPS”) was $0.49 versus $0.81

•	Adjusted EBITDA(1) increased 23.3% to $74.6 million

Net sales increased $61.0 million, or 18.9%, to $384.2 million, primarily driven by volume growth.

Gross profit was $182.0 million for the thirty-nine weeks ended May 25, 2019, an increase of $27.7 million, or 18.0%. Gross profit margin was 47.4%, compared to 47.7% for the thirty-nine weeks ended May 26, 2018, a decline of 30 basis points versus last year. Favorable trade promotion driven by lower frequency of bar promotions was more than offset by the previously mentioned shift related to non-price related customer activity. This shift only affects fiscal 2019 amounts, resulting in an unfavorable impact in 2019 year-to-date gross margin of about 90 basis points.

Net income for the first nine months of 2019 was $41.4 million, compared with $58.7 million for the comparable period of 2018. The prior year period was impacted by previously discussed tax items and a gain related to the fair value of the Tax Receivable Agreement. Specifically, the thirty-nine weeks ended May 26, 2018 amounts include a $29.0 million one-time gain related to the re-measurement of deferred tax liabilities and a $4.7 million gain on the fair value of the Tax Receivable Agreement that were recorded in the second quarter of 2018. Net income in the thirty-nine weeks ended May 25, 2019 was primarily driven by gross profit, partially offset by higher operating expenses and income tax expense. Marketing expense increased $7.5 million, driven by higher television media and e-commerce investments. General and administrative expenses increased $9.0 million as a result of higher incentive compensation, professional fees and investments to enhance organizational capabilities in key functions. Selling expense was $4.7 million lower than last year; due to the aforementioned shift in non-price related customer activity.

Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 23.3% to $74.6 million.

Balance Sheet and Cash Flow

As of May 25, 2019, the Company had cash and cash equivalents of $247.6 million and $197.0 million in outstanding principal of the term loan, resulting in a trailing twelve month combined Net Debt to Adjusted EBITDA ratio of (0.5)x. In the fiscal third quarter, the Company repurchased $1.5 million in common stock against the $50 million authorization announced last year.

Outlook

The Company continues to expect that it will end the year strong with net sales and Adjusted EBITDA growth up meaningfully versus last year.  Given our momentum, we anticipate full year fiscal 2019 net sales and Adjusted EBITDA growth to be similar to the year-to-date percentage increases. This outlook reflects solid volume growth and the benefit of a fifty-third week, as well as incremental strategic investments in marketing and our expectation that retail takeaway will sequentially slow given the more challenging year-ago growth rates.

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(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliations of this non-GAAP financial measure.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Tuesday, July 2, 2019 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, July 16, 2019, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13691455.

About The Simply Good Foods Company

The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a highly-focused food company with a product portfolio consisting primarily of nutrition bars, ready-to-drink shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein® and Atkins Endulge® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with investment opportunities in the snacking space and broader food category. Over time, Simply Good Foods aspires to become a portfolio of brands that bring simple goodness, happiness and positive experiences to consumers and their families. For more information, please visit http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “aspire”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which the Company operates including general financial, economic, regulatory and political conditions affecting the industry in which the Company operates; changes in consumer preferences and purchasing habits; the Company’s ability to maintain adequate product inventory levels to timely supply customer orders; the impact of the Tax Act on the Company's business; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact

Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
717-307-8197
mpogharian@thesimplygoodfoodscompany.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data)

	May 25, 2019	August 25, 2018
Assets
Current assets:
Cash and cash equivalents	$247,618	$111,971
Accounts receivable, net	42,809	36,622
Inventories	41,574	30,001
Prepaid expenses	3,318	2,069
Other current assets	3,870	5,077
Total current assets	339,189	185,740

Long-term assets:
Property and equipment, net	2,460	2,565
Intangible assets, net	307,765	312,643
Goodwill	471,427	471,427
Other long-term assets	3,768	2,230
Total assets	$1,124,609	$974,605

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,326	$11,158
Accrued interest	1,478	582
Accrued expenses and other current liabilities	19,841	15,875
Current portion of TRA liability	—	2,320
Current maturities of long-term debt	655	648
Total current liabilities	39,300	30,583

Long-term liabilities:
Long-term debt, less current maturities	190,429	190,935
Long-term portion of TRA liability	—	25,148
Deferred income taxes	64,301	54,475
Other long-term liabilities	593	863
Total liabilities	294,623	302,004
See commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 81,928,540 and 70,605,675 issued at May 25, 2019 and August 25, 2018, respectively	819	706
Treasury stock, 75,989 and 0 shares at cost at May 25, 2019 and August 25, 2018, respectively	(1,664)	—
Additional paid-in-capital	732,181	614,399
Retained earnings	99,739	58,294
Accumulated other comprehensive loss	(1,089)	(798)
Total stockholders’ equity	829,986	672,601
Total liabilities and stockholders’ equity	$1,124,609	$974,605

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 25, 2019	May 26, 2018	May 25, 2019	May 26, 2018
Net sales	$139,468	$107,233	$384,199	$323,167
Cost of goods sold	74,204	55,949	202,190	168,869
Gross profit	65,264	51,284	182,009	154,298

Operating expenses:
Distribution	6,246	4,656	17,327	14,864
Selling	2,802	4,972	9,191	13,850
Marketing	14,748	10,999	38,407	30,905
General and administrative	18,271	14,158	47,994	38,948
Depreciation and amortization	1,929	1,911	5,754	5,793
Business transaction costs	758	35	2,087	1,912
Loss (gain) in fair value change of contingent consideration - TRA liability	—	614	533	(2,412)
Other expense	—	137	22	567
Total operating expenses	44,754	37,482	121,315	104,427

Income from operations	20,510	13,802	60,694	49,871

Other income (expense):
Interest income	1,066	—	2,731	—
Interest expense	(3,428)	(3,057)	(10,033)	(9,169)
Gain on settlement of TRA liability	—	—	1,534	—
(Loss) gain on foreign currency transactions	(153)	(837)	(421)	119
Other income	55	77	176	475
Total other expense	(2,460)	(3,817)	(6,013)	(8,575)

Income before income taxes	18,050	9,985	54,681	41,296
Income tax expense (benefit)	4,584	2,848	13,236	(17,453)
Net income	$13,466	$7,137	$41,445	$58,749

Other comprehensive income:
Foreign currency translation adjustments	(254)	299	(291)	(501)
Comprehensive income	$13,212	$7,436	$41,154	$58,248

Earnings per share from net income:
Basic	$0.16	$0.10	$0.52	$0.83
Diluted	$0.16	$0.10	$0.49	$0.81
Weighted average shares outstanding:
Basic	81,898,276	70,582,573	80,362,978	70,578,687
Diluted	85,962,151	73,466,285	84,695,703	72,907,141

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Thirty-Nine Weeks Ended
	May 25, 2019	May 26, 2018
Operating activities
Net income	$41,445	$58,749
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,754	5,793
Amortization of deferred financing costs and debt discount	1,001	977
Stock compensation expense	3,922	2,981
Loss (gain) on fair value change of contingent consideration - TRA liability	533	(2,412)
Gain on settlement of TRA liability	(1,534)	—
Unrealized loss (gain) on foreign currency transactions	421	119
Deferred income taxes	9,841	(20,876)
Loss on disposal of property and equipment	6	77
Changes in operating assets and liabilities:
Accounts receivable, net	(6,388)	(4,812)
Inventories	(11,700)	4,003
Prepaid expenses	(1,258)	(1,296)
Other current assets	(253)	(2,334)
Accounts payable	6,284	(4,676)
Accrued interest	896	(34)
Accrued expenses and other current liabilities	3,698	203
Other	(39)	(239)
Net cash provided by operating activities	52,629	36,223

Investing activities
Purchases of property and equipment	(777)	(1,347)
Acquisition of business, net of cash acquired	—	(1,757)
Net cash used in investing activities	(777)	(3,104)

Financing activities
Proceeds from option exercises	518	—
Tax payments related to issuance of restricted stock units	(9)	—
Cash received from warrant exercises	113,464	231
Repurchase of common stock	(1,664)	—
Settlement of TRA liability	(26,468)	—
Deferred financing costs	—	(319)
Principal payments of long-term debt	(1,500)	(1,000)
Net cash provided by (used in) financing activities	84,341	(1,088)

Cash and cash equivalents
Net increase in cash	136,193	32,031
Effect of exchange rate on cash	(546)	(171)
Cash at beginning of period	111,971	56,501
Cash and cash equivalents at end of period	$247,618	$88,361

Supplemental disclosures of cash flow information
Cash paid for interest	$8,136	$8,226
Cash paid for taxes	$3,759	$2,098

Reconciliation of Adjusted EBITDA
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net income before interest expense, income tax expense (benefit), depreciation and amortization with further adjustments to exclude the following items: stock-based compensation expense, business transaction costs, restructuring costs, change in fair value of contingent consideration - TRA liability, gain on settlement of TRA liability and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.
The following unaudited table below provide a reconciliation of adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen weeks and thirty-nine weeks ended May 25, 2019 and May 26, 2018:

Adjusted EBITDA Reconciliation: (in thousands)	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 25, 2019	May 26, 2018	May 25, 2019	May 26, 2018
Net income	$13,466	$7,137	$41,445	$58,749
Interest income	(1,066)	—	(2,731)	—
Interest expense	3,428	3,057	10,033	9,169
Income tax expense (benefit)	4,584	2,848	13,236	(17,453)
Depreciation and amortization	1,929	1,911	5,754	5,793
EBITDA	22,341	14,953	67,737	56,258
Business transaction costs	758	35	2,087	1,912
Stock-based compensation expense	1,444	1,014	3,922	2,981
Restructuring	—	137	22	567
Non-core legal costs	179	274	1,330	1,053
Loss (gain) in fair value change of contingent consideration - TRA liability	—	614	533	(2,412)
Gain on settlement of TRA liability	—	—	(1,534)	—
Other (1)	171	913	459	98
Adjusted EBITDA	$24,893	$17,940	$74,556	$60,457
(1) Other items consist principally of exchange impact of foreign currency transactions, frozen licensing media and other expenses.